Yum! Brands
Full-Year 2009 Detailed Guidance

Louisville, Ky. (December 10, 2008) — Yum! Brands overall target is to grow EPS at least 10% in 2009, prior to special items, including:
-	Opening at least 1,400 new international restaurants.
-	Generate global same-store-sales growth of at least 3%.
-	Continue to achieve industry leading Return on Invested Capital (ROIC).

Our four key strategies highlighted below remain unchanged and are the key drivers of our consistent track record, global growth, and strong global cash generation. We expect to build on this track record in 2009 by continuing to execute against each of these strategies:

•	BUILD LEADING BRANDS ACROSS CHINA IN EVERY SIGNIFICANT CATEGORY
-	System-sales and revenue growth of 15% to 20% in mainland China, on a local currency basis.
-	At least 475 new restaurant openings in mainland China and a total of at least 500 for the China Division (including KFC Taiwan and Thailand).
-	China Division restaurant margin is expected to be at least comparable to 2008, driven by improving performance in the second half.
-	China Division G&A will increase by 15% on a local currency basis.
-	China Division operating profit growth of 15% to 20%, on a local currency basis.
-	Foreign currency translation is expected to be a slight benefit to system sales, revenue, and profit performance.

•	DRIVE AGGRESSIVE INTERNATIONAL EXPANSION AND BUILD STRONG BRANDS EVERYWHERE
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Yum Restaurants International (YRI) system-sales growth of at least 7% and revenue growth of at least 5%, both on a local currency basis. Foreign currency translation is expected to negatively impact system sales growth and revenue growth by about 12 and 15 percentage points, respectively.

-	About 900 new YRI restaurant openings. These new restaurants will be opened in at least 50 countries around the globe.
-	Restaurant margin is expected to be up slightly versus 2008.
-	YRI G&A will increase by about 5% on a local currency basis and decrease about 8% including foreign currency translation.
-	Operating profit growth of 10% on a local currency basis and prior to expected substantial negative foreign currency translation impact of approximately $80 million.

•	DRAMATICALLY IMPROVE U.S. BRAND POSITIONS, CONSISTENCY AND RETURNS
-	U.S. system sales and same-store-sales growth of at least 3%.
-	U.S. G&A costs are expected to be down about $60 million versus 2008 due to restructuring.
-	Operating profit will be negatively impacted by approximately $20 million from refranchising as lost restaurant profit is partially offset by an increase in franchise fees.
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Revenues are expected to be up at least 2%, excluding eight points of negative impact from refranchising activity in both 2008 and 2009 as higher sales from company restaurants are replaced by lower franchise royalties in the revenue line.

-	Restaurant margin is expected to be up one percentage point.
-	At least 200 new restaurant openings are expected to be offset by a similar number of closings.
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Operating profit growth of about 15%; or at least 5% growth excluding the impact of G&A reductions, driven by continued profit growth at Taco Bell and Pizza Hut as well as significant improvement at KFC.

•	DRIVE INDUSTRY-LEADING, LONG-TERM SHAREHOLDER AND FRANCHISEE RETURNS
-	Continued industry leading returns on invested capital (ROIC) of 19%.
-	Growth in worldwide franchise fees of at least 10%, prior to foreign currency translation and special items, resulting from global restaurant expansion, same-store-sales growth, and refranchising.
-	A reduction in U.S. based invested capital from continued refranchising.
-	Refranchising from YRI and China Division is expected to total at least $5 million in gains and about $25 million in proceeds.
-	U.S. refranchising pre-tax proceeds of about $225 million from the sale of 500 units (Note: U.S. refranchising for 2008 is expected to total nearly 700 units).

ADDITIONAL FINANCIAL INFORMATION
-	Worldwide general and administrative cost reduction before special items of about $70 million due to U.S. and corporate headquarters restructuring with corporate G&A down approximately $10 million.
-	Interest expense is expected to be down slightly.
-	Worldwide closure and impairment charges of about $65 million.
-	An estimated effective tax rate of about 27%.
-	Global capital expenditures of approximately $900 million.
-	Reduction in average diluted shares outstanding of about 2%, to about 480 million shares which reflects no share repurchases for 2009. Note, this is a change from our prior plan.

SPECIAL ITEMS
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In the first quarter of 2009, U.S. brand reinvestments are expected to total approximately $30 million due to costs related to the installation of new ovens in KFC’s franchise units in preparation for the national launch of Kentucky Grilled Chicken in the second quarter. This is expected to be reported as a reduction in franchise fees.

-	In the first quarter of 2009, U.S. G&A restructuring charges are expected to total about $10 million. Some additional charges could occur in Q2.
-	U.S. refranchising gains from the sale of 500 restaurants. We will provide firmer estimates of the amount as the year progresses.

YUM! ONGOING EARNINGS GROWTH MODEL
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China Division operating profit growth of 20%. This growth is driven largely by new unit development in mainland China. Our key metric for mainland China is system sales growth with an annual target of 20% growth.

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YRI Division operating profit growth of 10%. This growth is driven primarily by new unit development and same-store-sales growth, measured by system sales growth of at least 6%, and leverage of G&A infrastructure.

-	U.S. operating profit growth of 5% with same-store-sales growth of 2% to 3% and leverage of the G&A infrastructure.
-	Earnings per share growth of at least 10%.

UNALLOCATED G&A RESTATEMENT
Beginning in the first quarter of 2009 our reported segment results will reflect increased allocations of certain expenses that were previously reported as corporate and unallocated expenses.  While total YUM reported results will not change, this revised allocation is intended to better align costs with accountability in the US and YRI segments.  As we report 2009 results, we will restate 2008 segment results using the 2009 allocation methodology in order to enhance comparability.  Approximately $45 million and $5 million of full year 2008 unallocated and corporate expenses are expected to be reclassified to the US and YRI segments, respectively, as we present 2009 results.  All 2009 guidance discussed in this document is based on restated segment figures for 2008.

Note: All figures in this document are “as reported” unless otherwise noted as excluding foreign currency translation.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements  include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with nearly 36,000 restaurants in more than 110 countries and territories. The company is ranked #253 on the Fortune 500 List, with revenues in excess of $10 billion in 2007. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opens an average of about four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. For the second year, the company launched the world’s largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. This effort will help save over 1.8 million people from starvation in remote corners of the world, where hunger is most prevalent.

Analysts are invited to contact
Tim Jerzyk, Senior Vice President Investor Relations/Treasurer, at 888/298-6986
Bruce Bishop, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact
Amy Sherwood, Vice President Public Relations, at 502/874-8200